Securities and Exchange Commission
                             Washington D.C. 20549

                                 CURRENT REPORT

                        Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported):September 9, 2002

                             HOT PRODUCTS, INC.COM
             _____________________________________________________
             (Exact name of registrant as specified in its charter)


Arizona                             000-27382                    86-0737579
________________________________________________________________________________
(State of other Jurisdiction     (Commission File              (IRS Employer
Incorporation)                      Number)               Identification Number)



7625 E. Redfield Road, Suite 200, Scottsdale, Arizona           85260
________________________________________________________________________________

(address of principal Executive Offices)                      (Zip Code)

Item 2 -  Acquisition or disposition of assets

Hot Products Inc.Com is in default of a loan agreement from Central Avenue Fund LLC, (CAF) a second creditor of the company. CAF has perfected their control of the company's assets under the terms of its loan agreement with the company. CAF will make a reasonable sale of the assets, and the CEO of Hot Products, Inc. has offered to assist CAF in this objective. The possibility that the company could recover a surplus may exist.

Item 4 - Change in registrant's certifying accounts

Current liabilities of the company total approximately $1.5 million with the company's booked assets representing approximately $250,000. The company is without operating capital and can no longer maintain operations, and is without funds to file bankruptcy. The company's accountants, Epstein, Weber & Conover PLC have notified the company they are resigning.

ITem 6 - Resignations of registrant's directors

The Director of Finance has resigned and the Secretary has resigned as a member of the Board and as an Officer of the company. The CEO plans to do same, however, wants to make an effort to ensure that the closure of the company is handled in an appropriate and professional manner.


     Pursuant to the requirements of the Securities Exchange Act of 1934m as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

September 9, 2002                                        Hot Products Inc.com
                                                       By /s/ James L. Copland
                                                       _________________________
                                                              James L. Copland
                                                              President and CEO